Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036 O: 206.883.2500 F: 206.883.2699

August 11, 2020

Alpine Immune Sciences, Inc.
188 East Blaine Street, Suite 200
Seattle, WA 98102
Re: Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel to Alpine Immune Sciences, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of 5,139,610 shares of the Company’s common stock that are issued and outstanding (the “Shares”), up to 1,779,096 shares of the Company’s common stock (the “Common Warrant Shares”) that are issuable upon exercise of outstanding warrants (the “Common Warrants”) to purchase the Company’s common stock and up to 790,710 shares of the Company’s common stock (the “Prefunded Warrant Shares” and, together with the Common Warrant Shares, the “Warrant Shares”) that are issuable upon exercise of outstanding prefunded warrants (the “Prefunded Warrants” and, together with the Common Warrants, the “Warrants”) to purchase the Company’s common stock, pursuant to the Registration Statement on Form S-1 filed on August 11, 2020 with the Securities and Exchange Commission (the “Registration Statement”).
 We have examined copies of the Securities Purchase Agreement, dated as of July 24, 2020, by and among the Company and the signatories thereto (the “Purchase Agreement”), the form of Common Warrant, the form of Prefunded Warrant, the Registration Statement and the prospectus that forms a part thereof related to the resale of the Shares and Warrant Shares. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that:

1. The Shares are validly issued, fully paid and nonassessable.

2. The Warrant Shares issuable upon exercise of the Warrants have been duly authorized by the Company and, when issued and delivered by the Company upon exercise thereof in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

 We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving

AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO
SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

Alpine Immune Sciences, Inc.
August 11, 2020

such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation